Exhibit 10.4

Purchase Contract of Huangshan Fule New Energy Technology Co., LTD

Supplier: Hangzhou Xinzi Optoelectronic Technology Co., LTD. Contract No. : 2023-FLXZEVA-0608

Buyer: Huangshan Fule New Energy Technology Co., LTD. Signed address: Huangshan, Anhui

In order to clarify the obligations to be performed by the supply and demand parties in the process of product purchase and sale, and regulate the purchase and sale behaviors of the supply and demand parties,

The following agreements have been reached through negotiation:

I. Product name, price, quantity and delivery date.

Product name	Specifications Embossed Flower (mm)	Count scene (m^2)	Unit price including tax (yuan /m²)	Tax-inclusive amount (RMB)	Notes
EVA film	0.5 * 1120	300025.6	9.6	2880245.76	724 rolls * 370m high through
EPE co-extruded film	0.5 * 1120	300272	Buyer 11.9	3573236.80	766 roll *350 m EPE
	Total	600297.6		6453482.56	
Total amount of RMB (in words: RMB 6,453,fifty-three thousand Four hundred and eighty-two and five Jiao six points), in case: RMB 6,453,482.56, including tax (13%).					

Delivery time: 7 working days after this contract comes into effect. The supplier shall deliver the goods on time according to the quality and quantity, and the overdue delivery shall be made every week

Liquidated damages shall be paid to the Demander at 1% of the total amount of the order, and liquidated damages shall be paid to the supplier at 1% of the total amount of the

order every week after overdue payment. If the loss caused to the Demander exceeds this amount, the supplier shall still compensate the Demander for all the losses caused thereby.

2. Quality requirements and technical standards: national certified products.

Acceptance standard and method: normal use standard.

Iv. Place of delivery and freight: delivered to the buyer's company, freight to be borne by the supplier

5. Packaging requirements: according to the material packaging standards in the industry, it can adapt to long-distance transportation. Any loss caused by improper protection measures shall be borne by the supplier

No., date, etc.

Vi. Settlement method: The payment shall be made within 30 days after the goods arrive and Party A has received qualified experience and issued VAT invoice. The payment shall be settled by acceptance bill.

Vii. Dispute Settlement: Any dispute between the parties shall be settled through friendly negotiation. If no agreement can be reached through negotiation, the parties may file a lawsuit with the people's court where the buyer is located.

Viii. The Quality Agreement signed by both parties is attached to this Contract.

Ix. This Contract is sealed and valid in duplicate, with each party holding one copy. The faxed, photocopied and scanned copies of this purchase Contract shall have the same legal effect as the original one.

Supplier:

Hangzhou Xinzi Photoelectric Technology Co., LTD

Representative:

Date: 2 0 2 3 years 0 June 0 8

Buyer:

Huangshan Fule New Energy Technology Co., LTD

Representative:

2 0 2 3 years 0 June 0 8